Preliminary Pricing Supplement No. 8,991

Registration Statement Nos. 333-275587; 333-275587-01

Dated June 17, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Market-Linked Notes due June 23, 2028

Based on the Performance of the BlackRock Adaptive U.S. Equity 5% Index

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity. At maturity, if the final level is greater than the initial level, investors will receive the stated principal amount plus the upside payment. If, however, the final level is equal to or less than the initial level, investors will receive only the stated principal amount at maturity.

￭The notes are for investors who are concerned about principal risk but seek a return based on the performance of the underlier, and who are willing to forgo current income in exchange for the repayment of principal at maturity and the potential to receive a positive return. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	BlackRock Adaptive U.S. Equity 5% Index (the “underlying index”)
Strike date:	June 20, 2025
Pricing date:	June 20, 2025
Original issue date:	June 25, 2025
Observation date:	June 20, 2028, subject to postponement for non-trading days and certain market disruption events
Maturity date:	June 23, 2028
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $954.40 per note, or within $30.00 of that estimate. See “Estimated Value of the Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated February 7, 2025

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes

Terms continued from the previous page
Payment at maturity per note:

•If the final level is greater than the initial level:

stated principal amount + upside payment

•If the final level is equal to or less than the initial level:

stated principal amount

Under no circumstances will the payment at maturity be less than the stated principal amount.

Upside payment:	stated principal amount × participation rate × underlier percent change
Participation rate:	230.75%
Underlier percent change:	(final level – initial level) / initial level
Final level:	The closing level of the underlier on the observation date
Initial level:	, which is the closing level of the underlier on the strike date
CUSIP:	61778K5X1
ISIN:	US61778K5X11
Listing:	The notes will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Market-Linked Notes

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. Our estimate of the value of the notes as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Market-Linked Notes

Hypothetical Examples

Hypothetical Payoff Diagram

The payoff diagram below illustrates the payment at maturity for a range of hypothetical performances of the underlier over the term of the notes, based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	230.75%
Hypothetical Payoff Diagram

$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Note
The Underlier
The Notes
Stated
Principal
Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

￭Upside Scenario. If the final level is greater than the initial level, investors will receive the stated principal amount plus 230.75% of the appreciation of the underlier over the term of the notes.

oIf the underlier appreciates 10%, investors will receive $1,230.75 per note, or 123.075% of the stated principal amount.

￭Par Scenario. If the final level is equal to or less than the initial level, investors will receive the stated principal amount.

oIf the underlier depreciates 15%, investors will receive $1,000 per note.

Morgan Stanley Finance LLC

Market-Linked Notes

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may not pay more than the stated principal amount at maturity. If the final level is equal to or less than the initial level, you will receive only the stated principal amount at maturity, and you will not receive a positive return on your investment.

￭The notes do not pay interest. Because the notes do not pay interest, if the final level is equal to or less than the initial level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security. Accordingly, the return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

￭The amount payable on the notes is not linked to the value of the underlier at any time other than the observation date. The final level will be based on the closing level of the underlier on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlier appreciates prior to the observation date but then drops by the observation date, the payment at maturity may be less than it would have been had the payment at maturity been linked to the value of the underlier prior to such drop. Although the actual value of the underlier on the stated maturity date or at other times during the term of the notes may be higher than the closing level of the underlier on the observation date, the payment at maturity will be based solely on the closing level of the underlier on the observation date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or equity markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in the component securities of the underlier;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the initial level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the final level will be greater than the initial level so that you receive a payment at maturity that exceeds the stated principal amount of the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the

Morgan Stanley Finance LLC

Market-Linked Notes

guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the notes prior to maturity. If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Risks Relating to the Underlier(s)

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oAdjustments to an underlying index could adversely affect the value of the notes.

￭There are risks associated with the BlackRock Adaptive U.S. Equity 5% Index.

Morgan Stanley Finance LLC

Market-Linked Notes

oThe level of the BlackRock Adaptive U.S. Equity 5% Index can go down as well as up. There can be no assurance that the BlackRock Adaptive U.S. Equity 5% Index will achieve positive returns. The BlackRock Adaptive U.S. Equity 5% Index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying assets to track from among one equity ETF, three fixed income ETFs and a cash component. The performance of the BlackRock Adaptive U.S. Equity 5% Index will depend on the performance of that hypothetical portfolio, reduced by both a daily decrement of 0.50% per annum and the Effective Federal Funds Rate. The cash component will generate no return. If the hypothetical portfolio declines in value, the BlackRock Adaptive U.S. Equity 5% Index value will also decline. Even if the hypothetical portfolio increases in value, the BlackRock Adaptive U.S. Equity 5% Index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of both the daily decrement of 0.50% per annum and the Interest Rate Reduction. Accordingly, no assurance can be given that the BlackRock Adaptive U.S. Equity 5% Index will be successful or outperform any alternative strategy that might be employed in respect of the BAUSE5X Index Constituents.

oLow volatility in the BlackRock Adaptive U.S. Equity 5% Index is not synonymous with low risk in an investment linked to the BlackRock Adaptive U.S. Equity 5% Index.

oWhile the BlackRock Adaptive U.S. Equity 5% Index has a target volatility of 5%, there can be no guarantee, even though the BlackRock Adaptive U.S. Equity 5% Index is rebalanced daily, that the realized volatility of the BlackRock Adaptive U.S. Equity 5% Index will not be less than or greater than 5%. Although the BlackRock Adaptive U.S. Equity 5% Index aims to ensure that its realized volatility does not exceed 5%, there is no guarantee that it will successfully do so. There is a time lag of one business day associated with the BlackRock Adaptive U.S. Equity 5% Index’s volatility control adjustments. During the intervening period, if the increased volatility is associated with a significant decline in the value of the Index Components, the BlackRock Adaptive U.S. Equity 5% Index may in turn experience a significant decline without the reduction in exposure to the Index Components that the volatility control feature is intended to trigger. Moreover, the Index Components during the earlier part of the relevant volatility period may be different than the current Index Components, and if the earlier Index Components were significantly less volatile than the current Index Components, the BlackRock Adaptive U.S. Equity 5% Index may be slow to adjust to significant volatility in the current Index Components. Furthermore, the fact that the BlackRock Adaptive U.S. Equity 5% Index applies a 5% volatility constraint in the selection of the Index Components is no assurance that the resulting selected portfolio will not experience volatility that is significantly greater than 5% in the future. The BlackRock Adaptive U.S. Equity 5% Index may experience greater or lesser volatility in the future because future market conditions may differ from past market conditions.

oThere can be no assurance that the actual volatility of the BlackRock Adaptive U.S. Equity 5% Index will be lower than the volatility of any or all of the BAUSE5X Index Constituents. The BlackRock Adaptive U.S. Equity 5% Index’s exposure to each BAUSE5X Index Constituent is adjusted through a volatility-scaling mechanism that seeks to target a volatility of 5% for the BlackRock Adaptive U.S. Equity 5% Index. However, as the volatility-scaling mechanism looks to trends that have occurred in the past to then make adjustments to future positions, it is unlikely that the BlackRock Adaptive U.S. Equity 5% Index will achieve the target volatility in any BAUSE5X Index Constituent or overall for any given period of time. The actual volatility achieved by the BlackRock Adaptive U.S. Equity 5% Index overall, as well as the volatility achieved for each BAUSE5X Index Constituent, will likely differ–perhaps significantly–from the BAUSE5X Index Target Volatility.

oThe volatility-targeting feature of the BlackRock Adaptive U.S. Equity 5% Index may dampen its performance in bullish markets. The BlackRock Adaptive U.S. Equity 5% Index is designed to achieve a target volatility of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the realized volatility is higher than the BAUSE5X Index Target Volatility, the adjustments to the BAUSE5X Index Constituents through daily rebalancing might dampen the performance of the BlackRock Adaptive U.S. Equity 5% Index. The selection of the BAUSE5X Index Constituents, as well as the volatility-targeting feature, may cause the BlackRock Adaptive U.S. Equity 5% Index to underperform one or more of the BAUSE5X Index Constituents.

oThe value of the BlackRock Adaptive U.S. Equity 5% Index and any instrument linked to the BlackRock Adaptive U.S. Equity 5% Index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the BAUSE5X Index Constituents can vary significantly, and no assurance can be given as to the allocation of any BAUSE5X Index Constituent at any time.

oNo assurance can be given that the investment strategy used to construct the BlackRock Adaptive U.S. Equity 5% Index will achieve its intended results or that the BlackRock Adaptive U.S. Equity 5% Index will be successful or will outperform any alternative index or strategy that might reference the BAUSE5X Index Constituents. No assurance can be given that the investment strategy on which the BlackRock Adaptive U.S. Equity 5% Index is based will be successful or that the BlackRock Adaptive U.S. Equity 5% Index will outperform any alternative strategy that might be employed with respect to the BAUSE5X Index Constituents. The BlackRock Adaptive U.S. Equity 5% Index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

Morgan Stanley Finance LLC

Market-Linked Notes

oChanges in the value of the BAUSE5X Index Constituents may offset each other. Because the BAUSE5X Index Constituents represent equities, bonds and cash, price movements of BAUSE5X Index Constituents representing different asset classes or may not correlate with each other. At a time when the value of an BAUSE5X Index Constituent representing a particular asset class increases, the value of other BAUSE5X Index Constituents representing different asset classes may not increase as much or may decline. Therefore, in calculating the level of the BlackRock Adaptive U.S. Equity 5% Index, increases in the value of some of the BAUSE5X Index Constituents may be moderated, or more than offset, by lesser increases or declines in the level of other BAUSE5X Index Constituents.

oThe BlackRock Adaptive U.S. Equity 5% Index was established on March 13, 2023, and therefore has limited actual operating history. The performances of the BlackRock Adaptive U.S. Equity 5% Index and some of the component data have been retrospectively simulated prior to March 13, 2023. As such, performance for periods prior to the establishment of the BlackRock Adaptive U.S. Equity 5% Index has been retrospectively simulated by the underlying index publisher with respect to the BlackRock Adaptive U.S. Equity 5% Index on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the BlackRock Adaptive U.S. Equity 5% Index existed at any time during the period of the retrospective simulation. The methodology and the BlackRock Adaptive U.S. Equity 5% Index used for the calculation and retrospective simulation of the BlackRock Adaptive U.S. Equity 5% Index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

oAs the BlackRock Adaptive U.S. Equity 5% Index is new and has limited actual historical performance, any investment in the BlackRock Adaptive U.S. Equity 5% Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the BlackRock Adaptive U.S. Equity 5% Index prior to March 13, 2023 is hypothetical and back-tested, as the BlackRock Adaptive U.S. Equity 5% Index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

￭The underlying index publisher with respect to the BlackRock Adaptive U.S. Equity 5% Index developed the rules of the BlackRock Adaptive U.S. Equity 5% Index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the BlackRock Adaptive U.S. Equity 5% Index rules would have caused the BlackRock Adaptive U.S. Equity 5% Index to perform had it existed during the hypothetical back-tested period.

￭The hypothetical back-tested performance of the BlackRock Adaptive U.S. Equity 5% Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

￭It is impossible to predict whether the BlackRock Adaptive U.S. Equity 5% Index will rise or fall. The actual future performance of the BlackRock Adaptive U.S. Equity 5% Index may bear little relation to the historical or hypothetical back-tested levels of the BlackRock Adaptive U.S. Equity 5% Index.

oThe daily decrement of 0.50% per annum and the Interest Rate Reduction will adversely affect the performance of the BlackRock Adaptive U.S. Equity 5% Index in all cases, whether the BlackRock Adaptive U.S. Equity 5% Index appreciates or depreciates. The BlackRock Adaptive U.S. Equity 5% Index includes both a daily decrement of 0.50% per annum and a reduction of the Effective Federal Funds Rate, each of which is deducted daily from the level of the BlackRock Adaptive U.S. Equity 5% Index. The level of the BlackRock Adaptive U.S. Equity 5% Index may decline even if the BAUSE5X Index Constituents appreciate. The BlackRock Adaptive U.S. Equity 5% Index will therefore underperform an identical index without one or both of such daily deductions.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Morgan Stanley Finance LLC

Market-Linked Notes

Historical Information

BlackRock Adaptive U.S. Equity 5% Index Overview

Bloomberg Ticker Symbol: BAUSE5X

The BlackRock Adaptive U.S. Equity 5% Index is a rules-based index designed to offer variable exposure to the iShares® Core S&P 500 ETF and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “BAUSE5X Index Fixed Income ETF” and collectively, the “BAUSE5X Index Fixed Income ETFs”); and (ii) a cash component. The underlying index publisher with respect to the BlackRock Adaptive U.S. Equity 5% Index is BlackRock Index Services, LLC, or any successor thereof. The BAUSE5X Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the iShares® Core S&P 500 ETF, the BAUSE5X Index Fixed Income ETFs and a cash component (the BAUSE5X Index Fixed Income ETFs and cash component together with the iShares® Core S&P 500 ETF, the “BAUSE5X Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the BAUSE5X Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the BAUSE5X Index portfolio. The BAUSE5X Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “BAUSE5X Index Fee”). The BAUSE5X Index targets 5% volatility by allocating its exposure to the BAUSE5X Index Constituents. The BAUSE5X Index tracks the daily return of the weighted BAUSE5X Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the BAUSE5X Index Fee. For additional information about the BlackRock Adaptive U.S. Equity 5% Index, see the information set forth under “Annex A—BlackRock Adaptive U.S. Equity 5% Index” below.

The inception date for the underlier was March 13, 2023. All information regarding the underlier prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to March 13, 2023. Such data must be considered illustrative only.

The closing level of the underlier on June 16, 2025 was 1,058.04. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2020* to June 16, 2025

*The red vertical line indicates March 13, 2023, which is the date on which the underlier was established. All information regarding the underlier prior to March 13, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Finance LLC

Market-Linked Notes

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Some definitions:

All references to an underlying fund in the definitions of the following terms, as set forth under "Description of Notes-General Terms of Notes-Some Definitions" in the accompanying product supplement, shall be deemed to refer to any ETF constituting the underlying index when read in conjunction with this document:

●market disruption event

●relevant exchange

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

The notes should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We will determine the comparable yield for the notes and will provide that comparable yield, and the projected payment schedule, or information about how to obtain them, in the final pricing supplement for the notes.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the notes.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a

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FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement or in the prospectus. Each of the product supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Annex A—BlackRock Adaptive U.S. Equity 5% Index

The BlackRock Adaptive U.S. Equity 5% Index (the “BAUSE5X Index”) is a rules-based index designed to offer variable exposure to the iShares® Core S&P 500 ETF and a combination of (i) the iShares® 1-3 Year Treasury Bond ETF, the iShares® 7-10 Year Treasury Bond ETF and the iShares® 20+ Year Treasury Bond ETF (each a “BAUSE5X Index Fixed Income ETF” and collectively, the “BAUSE5X Index Fixed Income ETFs”); and (ii) a cash component. The underlying index publisher with respect to the BAUSE5X Index is BlackRock Index Services, LLC, or any successor thereof. The BAUSE5X Index was established on March 13, 2023, with a base level of 1,000. The BAUSE5X Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach to construct a portfolio composed of the iShares® Core S&P 500 ETF, the BAUSE5X Index Fixed Income ETFs and a cash component (the BAUSE5X Index Fixed Income ETFs and cash component together with the iShares® Core S&P 500 ETF, the “BAUSE5X Index Constituents”), and uses rates momentum- and equity/rates correlation-based approaches with respect to the weightings of the BAUSE5X Index Constituents. The risk-adjusted approach consists of an overall volatility-targeting feature upon the BAUSE5X Index portfolio. The BAUSE5X Index is subject to an interest rate reduction based on the Effective Federal Funds Rate (the “Interest Rate Reduction”) and a 0.50% per annum daily decrement (the “BAUSE5X Index Fee”). The BAUSE5X Index targets 5% volatility (the “BAUSE5X Index Target Volatility”) by allocating its exposure to the BAUSE5X Index Constituents. The BAUSE5X Index tracks the daily return of the weighted BAUSE5X Index Constituents, reduced by the sum of (i) the Interest Rate Reduction and (ii) the BAUSE5X Index Fee. The BAUSE5X Index is reported by Bloomberg Financial Markets under ticker symbol “BAUSE5X.”

The BAUSE5X Index’s exposure to each of the BAUSE5X Index Constituents is adjusted daily in an effort to seek the BAUSE5X Index Target Volatility. Both the BAUSE5X Index Fee and Interest Rate Reduction reduce the level of the BAUSE5X Index, regardless of whether the BAUSE5X Index appreciates or depreciates. Because of the daily deductions of both the BAUSE5X Index Fee and the Interest Rate Reduction, the BAUSE5X Index will underperform the performance of an identical index without such reductions.

BAUSE5X Index Constituents.

The BAUSE5X Index Constituents are grouped as follows:

●The iShares Core® S&P 500 ETF, which provides exposure to large-capitalization U.S. equities;

●The “Non-Equity Asset Basket,” which is used in an effort to reduce the volatility of the BAUSE5X Index, as needed, to track the BAUSE5X Index Target Volatility of 5%. The Non-Equity Asset Basket rebalances among the three BAUSE5X Index Fixed Income ETFs and the cash component, which does not accrue interest. The BAUSE5X Index Fixed Income ETFs provide exposure to U.S. Treasury bonds with short-term (1-3 years), medium-term (7-10 years) and long-term (20+ years) tenors, respectively. The composition of the Non-Equity Asset Basket and its allocation within the BAUSE5X Index are determined by the volatility control procedure described below under “Index Construction.”

iShares® Core S&P 500 ETF. The iShares® Core S&P 500 ETF, formerly known as the iShares® S&P 500 Index Fund, seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. The iShares® Core S&P 500 ETF Fund generally invests at least 90% of its assets in securities of the S&P 500® Index and depositary receipts representing such securities. The iShares Core® S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “IVV.”

iShares® 1-3 Year Treasury Bond ETF. The iShares® 1-3 Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of between one and three years. The iShares® 1-3 Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “SHY.”

iShares 7-10 Year Treasury Bond ETF. The iShares® 7-10 Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of between seven and ten years. The iShares® 7-10 Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “IEF.”

iShares 20+ Year Treasury Bond ETF. The iShares® 20+ Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities of greater than twenty years. The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that trades on the Nasdaq under the ticker symbol “TLT.”

BAUSE5X Index Construction.

On each business day, four BAUSE5X Index construction steps are applied:

1)BAUSE5X Index Market Regimes. The BAUSE5X Index first computes a rates momentum signal (“BAUSE5X Index RMS”), which seeks to measure time-series momentum in interest rates, as observed through U.S. Treasury bond returns, and an equity-bond correlation signal (“BAUSE5X Index EBCS”), which seeks to measure time-series momentum in the correlation of equities and bonds. The resulting BAUSE5X Index RMS and BAUSE5X Index EBCS are then used to determine the prevailing “BAUSE5X Index Market Regime,” and regime-dependent maximum weight constraints, or “BAUSE5X Index Target Exposure Caps,” are then assigned to each BAUSE5X Index Fixed Income ETF, as shown in the table below.

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The BAUSE5X Index RMS seeks to identify trends in the interest rate environment, with an BAUSE5X Index RMS of 1 typically associated with a falling interest rate environment and an BAUSE5X Index RMS of -1 typically associated with a rising interest rate environment.

The BAUSE5X Index EBCS is based on the level and rate of change of the rolling 44-day correlation between equity and bond returns. The equity component is represented by the iShares® Core S&P 500 ETF and the bond component is represented by the iShares® 7-10 Year Treasury Bond ETF (IEF). The BAUSE5X Index EBCS is -1 and referred to as a “Rising Correlation” environment when the correlation is greater than -0.2 and the rate of change, as measured by the time-series score of correlations, is greater than 0. The BAUSE5X Index EBCS is 1 and referred to as an “Acceptable Correlation” environment when the correlation is greater than -0.2 and the rate of change is less than or equal to 0. The BAUSE5X Index EBCS is always 1 when rolling correlation is less than -0.2.

Based on the BAUSE5X Index RMS and BAUSE5X Index EBCS, a resulting BAUSE5X Index Market Regime is determined, along with resulting BAUSE5X Index Fixed Income ETF BAUSE5X Index Target Exposure Caps for the BAUSE5X Index, as shown below.

Rates Momentum Signal (BAUSE5X Index RMS)	Equity-Bond Correlation Signal (BAUSE5X Index EBCS)	BAUSE5X Index Fixed Income ETF BAUSE5X Index Target Exposure Caps
1	1	●SHY: 100% ●IEF: 30% ●TLT: 15%
1	-1	●SHY: 100% ●IEF: 0% ●TLT: 0%
-1	1	●SHY: 50% ●IEF: 15% ●TLT: 0%
-1	-1	●SHY: 0% ●IEF: 0% ●TLT: 0%

The applicable BAUSE5X Index Fixed Income ETF BAUSE5X Index Target Exposure Caps are then converted to daily fixed income exposure caps through the application of a smoothing procedure, which seeks to reduce the potential for significant, abrupt weighting changes.

2)BAUSE5X Index Adaptive Variance Budget. The BAUSE5X Index Adaptive Variance Budget is updated on each business day as part of the volatility control procedure. It is set above or below the variance corresponding to the BAUSE5X Index Target Volatility if recent BAUSE5X Index volatility is respectively lower or higher than the BAUSE5X Index Target Volatility. The BAUSE5X Index Adaptive Variance Budget is updated using recent BAUSE5X Index volatility and regime-dependent parameters.

3)Optimization. The BAUSE5X Index then executes an optimization procedure to find new BAUSE5X Index weights for the iShares® Core S&P 500 ETF and the three BAUSE5X Index Fixed Income ETFs. The BAUSE5X Index Adaptive Variance Budget and BAUSE5X Index Target Exposure Caps from steps 1 and 2 above are used as inputs.

4)Determination of Final BAUSE5X Index Daily Weights. The Final BAUSE5X Index Daily Weights are then determined and any excess to the cash component (which does not generate any return) is allocated as appropriate. On each business day t, the BAUSE5X Index performs the following steps:

a.The 4×1 vector of weights ℎ𝑡 output from the optimization in the previous section are implemented on a one business day lag to produce Final BAUSE5X Index Daily Weights for the ETF constituents effective at close of business day t+1:

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b.The Final BAUSE5X Index Daily Weight for the cash component is then calculated to ensure Index constituent weights sum to 1:

c.Lastly, the ETF and cash component weights computed in the previous two steps are rounded to the nearest sixth decimal place. If their sum altogether does not add up to exactly 1, then the difference is added to or subtracted from the constituent with the largest weight.

The level of the BAUSE5X Index is calculated on each business day based on the weighted performance of each BAUSE5X Index Constituent, with any cash component generating no return, reduced by both the Interest Rate Reduction and the BAUSE5X Index Fee.

The BAUSE5X Index is a product of BlackRock Index Services, LLC and has been licensed for use by Morgan Stanley & Co. LLC.

The BAUSE5X Index does not guarantee future income or protect against loss of principal. There can be no assurance that an investment strategy or financial product based on or in any way tracking the BAUSE5X Index will be successful. The BAUSE5X Index is unmanaged and one cannot invest directly in it.

The notes are not sponsored, endorsed, marketed, sold, or distributed by BlackRock Index Services, LLC, BlackRock, Inc., or any of its affiliates, or any of their respective third-party licensors (collectively, “BlackRock”). BlackRock makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing the notes or the ability of the BAUSE5X Index to meet its stated objectives. BlackRock’s only relationship to us with respect to the BAUSE5X Index is the licensing of the BAUSE5X Index and certain trademarks of BlackRock. The BAUSE5X Index is created, compiled, and calculated by BlackRock Index Services, LLC without regard to us or the notes. BlackRock Index Services, LLC has no obligation to take the needs of Morgan Stanley & Co. LLC or the owners of notes into consideration in calculating the BAUSE5X Index. BlackRock is not responsible for and has not participated in the determination of the benefits and charges of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. BlackRock has no obligation or liability in connection with the administration of the notes. There is no assurance that products based on the BAUSE5X Index will accurately track index performance or provide positive investment returns. BlackRock Index Services, LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by BlackRock to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, BlackRock, Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us or our affiliates, but which may be similar to and competitive with the notes. In addition, BlackRock, Inc. and its affiliates may trade financial products which are linked to the performance of the BAUSE5X Index.

THE BLACKROCK ADAPTIVE U.S. EQUITY 5% INDEX AND THE BLACKROCK ADAPTIVE U.S. EQUITY 5% INDEX DATA ARE PROVIDED “AS-IS” AND “AS AVAILABLE.” BLACKROCK DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE BLACKROCK ADAPTIVE U.S. EQUITY 5% INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING, ORAL, WRITTEN, OR ELECTRONIC COMMUNICATIONS. BLACKROCK SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. BLACKROCK MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, OR AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY & CO. LLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLACKROCK ADAPTIVE U.S. EQUITY 5% INDEX OR WITH RESPECT TO ANY DATA CONTAINED THEREIN OR RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL BLACKROCK BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN BLACKROCK AND MORGAN STANLEY & CO. LLC.

BlackRock®, Index™ and the corresponding logos are registered and unregistered trademarks of BlackRock, Inc. or its subsidiaries. All rights reserved.